UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2015

ERIN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056
(Address of principal executive offices) (Zip Code)

(713) 797-2940
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Director

Effective December 9, 2015, Dr. Daniel M. Matjila resigned as a member of the board of directors (the “Board”) of Erin Energy Corporation (the “Company”) as well as a member of both the Audit Committee and the Nominating and Corporate Governance Committee of the Company. The decision by Dr. Matjila to resign did not involve any disagreement with the Company, the Company’s management or the Board. Dr. Matjila was designated for nomination to the stockholders of the Company by the Public Investment Corporation (SOC) Limited (“PIC”), a non-affiliated minority shareholder of the Company.

(d)	Election of Director

Effective December 9, 2015, the Board appointed Dudu Hlatshwayo, who was designated for nomination by PIC, as a director of the Company to fill the vacancy created by the resignation of Dr. Matjila. In addition, the Board appointed Ms. Hlatshwayo to serve as a member of both the Audit Committee and the Nominating and Corporate Governance Committee of the Company.

Ms. Hlatshwayo is an independent non-executive director of PIC, a position she has held since December 2013. She is the Chairman of Change EQ (PTY) Limited, a privately-held management consulting firm, which she founded in 2006. Ms. Hlatshwayo, age 51, also serves on the boards of KZN Growth Fund, AFMETCO, and the Land Bank. She previously served as a Partner at Ernst & Young from 2005 to 2006. From 2004 to 2005, Ms. Hlatshwayo served as a Director in the Corporate Finance Division of Andisa Capital (Pty) Ltd. From 1999 to 2004, she worked at Transnet SOC Ltd as a Group Executive, from 1996 to 1999, she worked at Telkom SA as a Senior Portfolio Manager, and from 1994 to 1996, she worked at ABSA Bank Limited as a Product Manager.

In exchange for her service on the Board, Ms. Hlatshwayo will be entitled to receive compensation under the Company’s Board Compensation Plan. For a description of the plan, please see the section titled “Compensation Discussion and Analysis — Director Compensation” in the Company’s most recent proxy statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERIN ENERGY CORPORATION

	By:	/s/ Daniel Ogbonna
Daniel Ogbonna
Senior Vice President and Chief Financial Officer
Date: December 11, 2015